Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Omnibus Stock Incentive Plan of NorthStar Realty Europe Corp. of our report dated June 30, 2015, with respect to the combined statement of revenues and certain expenses (Historical Summary) of Trianon Tower included in the Registration Statement (Form S-11) and related Prospectus of Northstar Realty Europe Corp. for the registration of shares of its common stock, filed with the Securities and Exchange Commission.

Eschborn/Frankfurt am Main, Germany
26 October 2015

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

/s/Enzenhofer        /s/Hentschel
Wirtschaftsprüfer        Wirtschaftsprüfer
[German Public Auditor]    [German Public Auditor]